Exhibit 99.1

FOR IMMEDIATE RELEASE

Cosmos Group Holdings Inc. Announces Cooperation with Foshan Shen Fan Technology Limited

March 19, 2018 – [Hong Kong, S.A.R] Cosmos Group Holdings Inc. (COSG), a specialty commercial logistic company, today announced a strategic cooperation with Foshan Shen Fan Technology Limited (Foshan Technology), a boutique O2O servicing company.

During the fourth quarter of 2017, COSG COSG identified a new business opportunity to market, sell and lease vehicles through Tmall and Alibaba. After conducting market research of the automobile market in Guandong China, COSG plans to establish an O2O membership based vehicle sales business that offers exceptional pricing to its members by the third quarter of 2018.

COSG has partnered with Foshan Technology to setup and operate an e-commerce shop on the T-mall platform through Alibaba China Station, the “COSG Car & Tmall Vehicle Flagship Store E-commerce Platform”. According to the cooperation agreement, Foshan Technology expects to sell 30,000 vehicles online in 2018 and develop a database of 100,000,000 registered members during the collaboration period.

Huanting PENG, COSG’s Chief Operation Officer said, “We are delighted to be partnering with Foshan Technology, who can bring marketing and promotions support and platform management expertise. We believe that Foshan Technology will improve our ability to attract, retain and service our members.”

Guanwu Yu, the CEO of Foshan Technology said, “We believe that there would be a perfect synergy effect from the combination of the T mall platform, COSG's service and experience and our mature digital technology, which could bring a huge change in the ecosystem of the automobile market in China."

About Cosmos Group Holdings Inc.

Cosmos Group Holdings Inc. is a specialty commercial logistic company that provides timely and reliable logistics and delivery services to commercial clients located in Hong Kong and parts Shanghai, China.

About Foshan Shen Fan Technology

Foshan Shen Fan is a boutique one-stop O2O solution service company specializing in Engineering and Technology Research and Development, Software Development, Information Technology Services, Data Processing and Storage Services.

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Information about Forward-Looking Statements

This press release contains "forward-looking statements" that include information relating to future events, and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in, or suggested by, the forward-looking statements. Important factors that could cause these differences include, but are not limited to: the Company's ability to acquire one or more successful businesses, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

Contact:

Cosmos Group Holdings Inc.

Investor Relations

(852) 3643-1111

info@cosgus.com

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